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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         Spinnaker Exploration Company
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   84855W 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule for pursuant to which this
Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------
CUSIP NO. 84855W 10 9
-----------------------
================================================================================
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                         Petroleum Geo-Services ASA
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
      3         SEC USE ONLY


--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                         Kingdom of Norway

--------------------------------------------------------------------------------
                        5          SOLE VOTING POWER
                                            0

                     -----------------------------------------------------------
     NUMBER OF          6          SHARED VOTING POWER
      SHARES                                5,388,743*
   BENEFICIALLY
     OWNED BY        -----------------------------------------------------------
       EACH             7          SOLE DISPOSITIVE POWER
     REPORTING                              0
      PERSON
       WITH          -----------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER
                                            5,388,743*

--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         5,388,743

--------------------------------------------------------------------------------
      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                      [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         26.4%

--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                         CO
================================================================================
* These shares are owned of record by Seismic Energy Holdings, Inc., a wholly owned subsidiary of Petroleum Geo-Services ASA.

                                   Page 2 of 7

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-----------------------
CUSIP NO. 84855W 10 9
-----------------------
================================================================================
      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                         Seismic Energy Holdings, Inc.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
      3         SEC USE ONLY


--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware

--------------------------------------------------------------------------------
                        5          SOLE VOTING POWER
                                            0

                     -----------------------------------------------------------
     NUMBER OF          6          SHARED VOTING POWER
      SHARES                                5,388,743
   BENEFICIALLY
     OWNED BY        -----------------------------------------------------------
       EACH             7          SOLE DISPOSITIVE POWER
     REPORTING                              0
      PERSON
       WITH          -----------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER
                                            5,388,743

--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         5,388,743

--------------------------------------------------------------------------------
      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                      [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         26.4%

--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                         CO
================================================================================


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
ITEM 1.
    Item 1(a)             Name of Issuer:                         Spinnaker Exploration Company
    Item 1(b)             Address of Issuer's                     1200 Smith Street, Suite 800
                          Principal Executive Offices:            Houston, Texas 77002
ITEM 2.
    Item 2(a)             Name of Person(s) Filing:               (i)      Petroleum Geo-Services ASA
                                                                           ("PGS")

                                                                  (ii)     Seismic Energy Holdings, Inc.
                                                                           ("Holdings"), a wholly owned
                                                                           subsidiary of PGS

    Item 2(b)             Address of Principal                    (i)      Strandveien 50E, P.O. Box 89
                          Business Office:                                 N-1325 Lysaker, Norway

                                                                  (ii)     16010 Barker's Point Lane
                                                                           Suite 600
                                                                           Houston, Texas  77079

    Item 2(c)             Citizenship:                            (i)      PGS is a public limited liability
                                                                           company established under the laws
                                                                           of the Kingdom of Norway.

                                                                  (ii)     Holdings is a corporation
                                                                           incorporated under the laws of the
                                                                           State of Delaware.

    Item 2(d)             Title of Class of Securities:           Common Stock

    Item 2(e)             CUSIP Number:                           84855W 10 9

ITEM 3.                   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c),
                          CHECK WHETHER THE PERSON FILING IS A:

                          (a)              [ ]         Broker or dealer registered under section 15 of the
                                                       Act.

                          (b)              [ ]         Bank as defined in section 3(a)(6) of the Act.

                          (c)              [ ]         Insurance company as defined in section 3(a)(19) of
                                                       the Act.


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
                          (d)      [ ]                 Investment company registered under section 8 of the
                                                       Investment Company Act of 1940.

                          (e)      [ ]                 Investment adviser in accordance with Section 240.13d-
                                                       1(b)(1)(ii)(E).

                          (f)      [ ]                 Employee benefit plan or endowment fund in
                                                       accordance with Section 240.13d-1(b)(1)(ii)(F).

                          (g)      [ ]                 Parent holding company or control person, in
                                                       accordance with Section 240.13d-1(b)(ii)(G).

                          (h)      [ ]                 Savings Associations as defined in Section 3(b) of
                                                       the Federal Deposit Insurance Act.

                          (i)              [ ]         Church plan that is excluded from the definition of
                                                       an investment company under Section 3(c)(14) of the
                                                       Investment Company Act of 1940.

                          (j)              [ ]         Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.                   OWNERSHIP

                          (a)               Amount Beneficially Owned by PGS:                         5,388,743(1)

                          (b)               Percent of Class Beneficially Owned by PGS:                    26.4%

                          (c)               Number of shares as to which PGS has:

                                   (i)      Sole power to vote or to direct the vote:                      None

                                   (ii)     Shared power to vote or to direct the vote:               5,388,743(1)

                                   (iii)    Sole power to dispose or to direct the
                                            disposition of:                                                None

                                   (iv)     Shared power to dispose or to direct the
                                            disposition:                                              5,388,743(1)

                          (d)               Amount Beneficially Owned by Holdings:                    5,388,743

                          (e)               Percent of Class Beneficially Owned by Holdings:               26.4%

                          (f)               Number of shares as to which Holdings has:

                                   (i)      Sole power to vote or to direct the vote:                      None

                                   (ii)     Shared power to vote or to direct the vote:               5,388,743

                                   (iii)    Sole power to dispose or to direct the
                                            disposition of:                                                None

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
                                   (iv)     Shared power to dispose or to direct the
                                            disposition:                                                5,388,743

ITEM 5.                   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                          Not Applicable

ITEM 6.                   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                          Not Applicable

ITEM 7.                   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
                          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                          Not Applicable

ITEM 8.                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                          Not Applicable

ITEM 9.                   NOTICE OF DISSOLUTION OF GROUP

                          Not Applicable

ITEM 10.                  CERTIFICATION

                          Not Applicable

Explanation of Responses:

         (1) These shares are owned of record by Holdings, a wholly owned subsidiary of PGS.

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                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:   February 16, 2000

                                            PETROLEUM GEO-SERVICES ASA

                                            By:  /s/ William E. Harlan
                                               ---------------------------------
                                               William E. Harlan
                                               Vice President, Chief Accounting
                                               Officer and Controller


                                            SEISMIC ENERGY HOLDINGS, INC.

                                            By: /s/ William E. Harlan
                                               ---------------------------------
                                               William E. Harlan
                                               Vice President



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                                  EXHIBIT INDEX

EXHIBIT NO.               DESCRIPTION
-----------               -----------

   99.1             --    Agreement